                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-17


                                 TERMS AGREEMENT


                                                         Dated: October 27, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:     Series 2004-17.

Terms of the Series 2004-17 Certificates: Structured Asset Securities Corporation, Series 2004-17 Mortgage Pass-Through Certificates, Class A1, Class A1X, Class A2, Class A2X, Class A3, Class B1, Class B2, Class B3, Class B4, Class B5, Class BX, Class B6, Class B7, Class B8, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A1X, Class A2, Class A2X, Class A3, Class B1, Class B2, Class B3, Class B4, Class B5,Class BX and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A1X, Class A2, Class A2X, Class A3 and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Fitch, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by Fitch and "Aa2" by Moody's; the Class B2 Certificates be rated "AA" by Fitch; the Class B3 Certificates be rated "A" by Fitch and "A2" by Moody's; the Class B4 Certificates be rated "A" by Fitch; the Class B5 Certificates be rated "BBB" by Fitch and "Baa2" by Moody's'; and the Class BX Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts (or notional amounts) and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in
Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     October 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about October 29, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefore for the account of the Underwriter.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                             LEHMAN BROTHERS INC.


                                             By:
                                                  -----------------------------
                                                      Name:    Mary Stone
                                                      Title:   Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:
     --------------------------------
     Name:    Michael C. Hitzmann
     Title:   Vice President

                                                     Schedule 1

                                  Initial Certificate
                                  Principal (or Notional)        Certificate                    Purchase Price
            Class                        Amount(1)              Interest Rate                     Percentage
           -------                -----------------------       --------------                  ---------------
              A1                       $ 182,000,000             Adjustable(2)                       100%
             A1X                       $ 182,000,000               1.50%(3)
              A2                       $  40,000,000             Adjustable(4)
             A2X                       $  40,000,000             Adjustable(3)
              A3                       $ 103,224,000             Adjustable(2)
              B1                       $   8,989,000             Adjustable(4)                       100%
              B2                       $   3,172,000             Adjustable(4)                       100%
              B3                       $   3,701,000             Adjustable(4)                       100%
              B4                       $   1,762,000             Adjustable(4)
              B5                       $   2,820,000             Adjustable(4)
              BX                       $  20,444,000             Adjustable(5)                       100%
              R                                 $100             Adjustable(2)                       100%

---------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) These Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(3) The Class A1X and Class A2X Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement. The interest rate for the Class A1X Certificates for each distribution date will be an annual rate equal to 1.50% per annum, subject to the LIBOR available funds cap as described in the prospectus supplement..

(4) The Class A2 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.95%, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B1 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.60%, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B2 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.70%, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B3 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 1.00%, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B4 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 1.15%, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B5 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 1.75%, subject to the LIBOR available funds cap as described in the prospectus supplement.

(5) The Class BX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will be entitled to the interest accrued on each of its five components, as described in the prospectus supplement.